Core-Mark Announces Third Quarter 2020 Financial Results and Raises Guidance for Full Year 2020
•Third Quarter Net Sales Increased 1.8% to $4.50 Billion
•Reduced operating expenses by 5.9% to $200.2 Million
•Net Income of $23.0 Million, Diluted EPS at $0.51 per share
•Adjusted EBITDA of $59.3 Million(1) versus $59.2 Million Last Year
•Increases Dividend by 8% to $0.13 per share quarterly
•Raises 2020 Guidance for Diluted EPS to $1.17 and Adjusted EBITDA to $188 Million at Midpoint

WESTLAKE, Texas - November 5, 2020 - Core-Mark Holding Company, Inc. (NASDAQ: CORE) (“the Company”), one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the third quarter ended September 30, 2020.

“Our results for the third quarter demonstrate Core-Mark’s resiliency in what remains a challenging business environment heavily impacted by the pandemic,” said Scott E. McPherson, President and Chief Executive Officer. “In a year where sales mix and margins have faced tremendous pressure, we have delivered year-to-date growth in earnings through a disciplined approach to cost control and productivity. Equal in importance to our financial performance has been the company’s commitment to advance key programs and technologies enhancing our customer value proposition. Lastly, I am grateful to our employees for their continued hard work and dedication and want to thank our customers and vendors for their commitment, cooperation and support.”

Third Quarter Results

Net sales in the third quarter of 2020 were $4.50 billion compared to $4.42 billion for the same period in 2019. Sales of both cigarettes and non-cigarette products in the third quarter of 2020 continued to be impacted by changes in consumer buying habits as a result of COVID-19. Cigarette sales increased 4.2% driven by manufacturers’ price increases and cigarette carton sales that outperformed historical trends, increasing 0.1% for the third quarter. Non-cigarette sales decreased 2.6% for the quarter with the largest declines coming from the food, health, beauty & general and candy categories. Sales of other tobacco products (“OTP”) continued their strong growth increasing 9.0% for the third quarter. Non-cigarette sales decreased to 33.4% of total net sales for the third quarter of 2020 compared to 34.9% for the same period in 2019.

Gross profit in the third quarter of 2020 decreased 4.7%, or $11.6 million, to $235.0 million from $246.6 million for the same period in 2019, driven primarily by the year-over-year shortfalls in non-cigarette sales, resulting primarily from COVID-19 and a $0.5 million decrease in inventory holding gains. Remaining gross profit, a non-GAAP financial measure, decreased 5.2% to $234.8 million from $247.8 million.

______________________________________
Note (1): See below for the “Reconciliation of Net Income to Adjusted EBITDA.”

Gross profit margin for the third quarter was 5.22% of total net sales compared to 5.58% for the same period in 2019. The change in sales mix between cigarettes and non-cigarettes contributed approximately 40% of the gross profit margin decline. Within the non-cigarette category, gross profit margin for the third quarter declined as a result of a shift in the sales mix toward lower margin items and a decline in margin rate, most notably in alternative nicotine products. Cigarette remaining gross profit margin for the third quarter declined eight basis points due primarily to manufacturer price increases.

The following table reconciles gross profit to remaining gross profit, a non-GAAP financial measure, as gross profit is the most comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S. GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2020	2019		2020	2019
	Amounts	Amounts	% Change	Amounts	Amounts	% Change
Gross profit	$235.0	$246.6	(4.7)%	$666.5	$693.7	(3.9)%
Cigarette inventory holding gains	(5.6)	(0.3)		(22.4)	(12.9)
Candy inventory holding gains	—	(5.8)		—	(5.8)
LIFO expense	5.4	7.3		21.5	21.7
Remaining gross profit (Non-GAAP)	$234.8	$247.8	(5.2)%	$665.6	$696.7	(4.5)%

The Company’s operating expenses decreased 5.9% to $200.2 million from $212.7 million for the same period in 2019. The decrease in operating expenses was driven primarily by increased productivity and cost savings initiatives implemented mainly in response to COVID-19. Operating expenses as a percentage of remaining gross profit decreased to 85.3% compared to 85.8% for the third quarter of 2019.

Net income was $23.0 million for the third quarter of 2020 compared to $22.5 million for the same period in 2019. Adjusted EBITDA, a non-GAAP financial measure, was $59.3 million compared to $59.2 million for the third quarter of 2019.

The following table reconciles net income to Adjusted EBITDA, a non-GAAP financial measure, as net income is the most comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S. GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change

Net income	$23.0	$22.5	2.2%	$44.2	$41.5	6.5%
Interest expense, net(1)	2.1	4.2		8.4	10.8
Provision for income taxes	9.2	8.1		16.7	15.1
Depreciation and amortization	16.5	14.9		48.9	45.8
LIFO expense	5.4	7.3		21.5	21.7
Stock-based compensation expense	2.6	3.1		6.7	7.2
Foreign currency transaction losses (gains), net	0.5	(0.9)		0.7	0.3
Adjusted EBITDA (Non-GAAP)	$59.3	$59.2	0.2%	$147.1	$142.4	3.3%
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted Earnings per Share (EPS) increased to $0.51 for the third quarter of 2020 compared to $0.49 for the same period in 2019. Diluted EPS excluding LIFO expense, a non-GAAP financial measure, was $0.60 for both the third quarter of 2020 and 2019. See the attached “Supplemental Schedule for Items Impacting Diluted EPS.”

LIQUIDITY FINANCIAL METRICS
(Unaudited and $ in millions)

	September 30,	December 31,
	2020	2019

Cash and Cash Equivalents	$11.7	$14.1
Long-term Debt	444.7	382.1

Cash and Cash Equivalents were $11.7 million as of September 30, 2020 compared with $14.1 million at December 31, 2019. The outstanding balance on the Company’s revolving credit facility (the “Credit Facility”) was $363.0 million as of September 30, 2020 compared with $324.8 million as of December 31, 2019. Availability under the Credit Facility was $352.1 million as of September 30, 2020 compared with $341.7 million as of December 31, 2019. The increase in the Credit Facility balance is due primarily to higher cigarette inventory on hand at September 30, 2020 in anticipation of manufacturer price increases.

Net cash used in operating activities for the first nine months of 2020 was $7.7 million, an improvement of $103.4 million compared with the same period in 2019. This improvement was driven primarily by a reduction in accounts receivable and other working capital changes due primarily to the timing of certain cigarette manufacturers’ price increases.

Dividend

Core-Mark’s Board of Directors has approved a $0.13 cash dividend per common share, or $0.52 on an annualized basis. The dividend is payable on December 18, 2020 to stockholders of record as of the close of business on November 20, 2020.

2020 Full Year Guidance

The Company has increased its 2020 guidance for net sales, diluted earnings per share and adjusted EBITDA. Net sales are expected to be between $16.8 billion and $16.9 billion, compared with prior guidance of $16.5 billion to $16.8 billion. Adjusted EBITDA is now expected to be between $186 million and $190 million, compared with prior guidance of $173 million to $183 million. The revised guidance ranges anticipate year-over-year carton declines in the 0% to 3% range in the fourth quarter of 2020 and continued impact from COVID-19 on non-cigarette sales and margins. Guidance also assumes full year inventory holding gains in the range of $26 to $27 million. The guidance ranges above are based on current expectations and do not contemplate significant changes in the impact of COVID-19 or economic conditions on the Company’s business.

Diluted EPS for the full year is now expected to be between $1.13 and $1.20 compared to prior guidance of $0.90 and $1.06. Diluted EPS, excluding LIFO expense, is expected to be between $1.62 and $1.69 compared to prior guidance of $1.42 to $1.59. In terms of other key assumptions, LIFO expense is now expected to be $30 million compared with $32 million in prior guidance, a 27% annual tax rate compared to 26% in prior guidance and the estimate for fully diluted shares outstanding remains unchanged at 45.3 million. Capital expenditures for 2020 are expected to be approximately $35 million, consistent with prior guidance. The Company’s guidance assumes no new acquisitions or large customer market share gains.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Thursday, November 5, 2020 at 8:00 a.m. Central time during which management will review the results of the third quarter of 2020. The call may be accessed by dialing 1-800-588-4973 using the code 49992941. The call may also be listened to on the Company’s website at www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 1-888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 41,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third-party logistics provider). Core-Mark services traditional convenience stores, grocers, drug stores, mass merchants, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: David Lawrence, Vice President of Treasury and Investor Relations, 1-800-622-1713 x 7923 or david.lawrence@core-mark.com

About Non-GAAP Financial Measures
This press release includes non-GAAP financial measures including Diluted EPS excluding LIFO expense, Free Cash Flow, Adjusted EBITDA, remaining gross profit, and operating expenses as a percentage of remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period-to-period evaluation. We also believe these measures allow investors to view results in a manner similar to the method used by our management. We use these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These measures may be defined differently than other companies and therefore such measures may not be comparable to ours. We strongly encourage investors and stockholders to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Adjusted EBITDA is a measure used by us to measure operating performance. Adjusted EBITDA is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Adjusted EBITDA is equal to net income adding back net interest expense, provision for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, and net foreign currency transaction gains or losses.
Free Cash Flow is a measure used by management to measure operating performance.  We believe Free Cash Flow is also one of the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies.  Free Cash Flow is equal to net cash provided by operating activities less additions to property, plant and equipment and capitalization of software and related development costs.

Diluted EPS excluding LIFO expense is a measure used by us to measure financial performance. Diluted EPS excluding LIFO expense is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Remaining gross profit is a non-GAAP financial measure. We provide this metric to segregate the effects of LIFO expense, cigarette inventory holding gains and other items that significantly affect the comparability of gross profit. Operating expenses as a percentage of remaining gross profit is a non-GAAP financial measure used by us to measure operating leverage.

We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted.  For the same reasons, we are unable to address the probable significance of the unavailable information.  Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements made pursuant to the safe-harbor provisions of the Securities Exchange Act of 1934 and the Securities Act of 1933. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from historical results or those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, the extent and duration of the disruption to business activities caused by the global health crisis associated with the novel coronavirus pandemic (“COVID-19”) outbreak, including the effects on vehicle miles driven, on the financial health of our business partners, on supply chains, and on financial and capital markets; declining cigarette sales volumes; our dependence on the convenience retail industry for our revenues; our dependence on qualified labor, senior management and other key personnel; competition in our distribution markets, including product, service and pricing pressures related to COVID-19; risks and costs associated with efforts to grow our business through acquisitions; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; failure, disruptions or security breaches of our information technology systems; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers and our ability to maintain favorable supplier arrangements; disruptions in suppliers’ operations, including the impact of COVID-19 on our suppliers as well as supply chain, including potential problems with inventory availability and the potential result of higher cost of product and freight due to high demand of products and low supply for an unpredictable period of time; product liability and counterfeit product claims and manufacturer recalls of products, including ongoing litigation related to Juul products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; unexpected outcomes in legal proceedings; attempts by unions to organize our employees; increasing expenses related to employee health benefits; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations, including increased regulation of electronic cigarette and other alternative nicotine products; risks related to changes to our workforce, including reductions to hours, headcount and benefits as a result of COVID-19; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; legislation, regulations and other matters negatively affecting the cigarette, tobacco and alternative nicotine industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 2, 2020 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. In addition, please note that the date of this press release is November 5, 2020, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$11.7	$14.1
Accounts receivable, net of allowance for credit losses of $15.2 and $14.5 as of September 30, 2020 and December 31, 2019, respectively	387.3	402.9
Other receivables, net	110.1	96.2
Inventories, net	832.2	670.9
Deposits and prepayments	86.4	116.0
Total current assets	1,427.7	1,300.1
Property and equipment, net	269.1	249.9
Operating lease right-of-use assets	174.7	199.8
Goodwill	72.8	72.8
Other intangible assets, net	42.4	47.2
Other non-current assets, net	25.3	28.6
Total assets	$2,012.0	$1,898.4
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$242.7	$192.2
Book overdrafts	43.3	23.9
Cigarette and tobacco taxes payable	225.2	280.1
Operating lease liabilities	33.3	39.5
Accrued liabilities	176.6	151.0
Total current liabilities	721.1	686.7
Long-term debt	444.7	382.1
Deferred income taxes	22.9	22.6
Long-term operating lease liabilities	151.4	173.4
Other long-term liabilities	15.9	5.6
Claims liabilities	37.4	36.1
Total liabilities	1,393.4	1,306.5
Stockholders’ equity:
Common stock, $0.01 par value (150,000,000 shares authorized; 52,916,459 and 52,702,551 shares issued; 45,092,286 and 45,113,722 shares outstanding at September 30, 2020 and December 31, 2019, respectively)	0.5	0.5
Additional paid-in capital	294.8	290.6
Treasury stock at cost (7,824,173 and 7,588,829 shares of common stock at September 30, 2020 and December 31, 2019, respectively)	(118.0)	(112.6)
Retained earnings	446.6	418.5
Accumulated other comprehensive loss	(5.3)	(5.1)
Total stockholders’ equity	618.6	591.9
Total liabilities and stockholders’ equity	$2,012.0	$1,898.4

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net sales	$4,502.6	$4,422.6	$12,705.8	$12,515.7
Cost of goods sold	4,267.6	4,176.0	12,039.3	11,822.0
Gross profit	235.0	246.6	666.5	693.7
Warehousing and distribution expenses	140.4	148.6	408.3	426.0
Selling, general and administrative expenses	57.3	61.8	181.0	192.3
Amortization of intangible assets	2.5	2.3	7.2	7.7
Total operating expenses	200.2	212.7	596.5	626.0
Income from operations	34.8	33.9	70.0	67.7
Interest expense, net	(2.1)	(4.2)	(8.4)	(10.8)
Foreign currency transaction (losses) gains, net	(0.5)	0.9	(0.7)	(0.3)
Income before income taxes	32.2	30.6	60.9	56.6
Provision for income taxes	(9.2)	(8.1)	(16.7)	(15.1)
Net income	$23.0	$22.5	$44.2	$41.5

Basic earnings per common share (1)	$0.51	$0.49	$0.98	$0.91

Diluted earnings per common share (1)	$0.51	$0.49	$0.98	$0.90

Basic weighted-average shares	45.1	45.8	45.1	45.8

Diluted weighted-average shares	45.4	46.1	45.3	46.1

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Nine Months Ended
	September 30,
	2020	2019
Cash flows from operating activities:
Net income	$44.2	$41.5
Adjustments to reconcile net income to net cash used in operating activities:
LIFO and inventory provisions	21.6	21.4
Amortization of debt issuance costs	0.6	0.6
Stock-based compensation expense	6.7	7.2
Credit loss expense, net	5.7	5.4
Impairment charge and other	0.3	—
Loss on disposals	0.1	0.1
Depreciation and amortization	48.9	45.8
Foreign currency losses, net	0.7	0.3
Deferred income taxes	0.3	0.5
Changes in operating assets and liabilities:
Accounts receivable, net	9.1	(29.9)
Other receivables, net	(14.1)	(21.6)
Inventories, net	(185.4)	(199.5)
Deposits, prepayments and other non-current assets	23.3	(22.9)
Accounts payable	51.2	74.2
Cigarette and tobacco taxes payable	(53.6)	(61.3)
Claims, accrued and other long-term liabilities	32.7	27.1
Net cash used in operating activities	(7.7)	(111.1)
Cash flows from investing activities:
Acquisition of business	—	(2.5)
Additions to property and equipment, net	(17.9)	(15.3)
Capitalization of software and related development costs	(2.7)	(3.3)
Proceeds from sale of property and equipment, net	—	0.2
Proceeds from sale of other non-current assets	1.1	—
Net cash used in investing activities	(19.5)	(20.9)
Cash flows from financing activities:
Borrowings under the Credit Facility	1,424.5	1,334.6
Repayments under the Credit Facility	(1,386.3)	(1,166.6)
Payments on finance leases	(8.9)	(3.6)
Dividends paid	(16.5)	(15.2)
Repurchases of common stock	(5.4)	(8.1)
Tax withholdings related to net share settlements of restricted stock units	(2.5)	(2.2)
Increase (decrease) in book overdrafts	19.4	(7.7)
Net cash provided by financing activities	24.3	131.2
Effects of changes in foreign exchange rates	0.5	(0.5)
Change in cash and cash equivalents	(2.4)	(1.3)
Cash and cash equivalents, beginning of period	14.1	27.3
Cash and cash equivalents, end of period	$11.7	$26.0
Supplemental disclosures:
Cash (paid) received during the period for:
Income taxes, net	$(22.3)	$(13.6)
Interest	$(8.2)	$(9.1)
Operating lease liabilities arising from obtaining new right-of-use assets	$5.2	$7.0
Finance lease liabilities arising from obtaining new right-of-use assets	$36.9	$29.3
Non-cash transactions between other non-current assets and other long-term liabilities	$—	$4.7

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE (U.S. GAAP) TO DILUTED EARNINGS PER SHARE EXCLUDING LIFO EXPENSE (NON-GAAP) AND
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2020 (a)(b)	2019 (a)(b)	% Change	2020 (a)(b)	2019 (a)(b)	% Change
Net income	$23.0	$22.5	2.2%	$44.2	$41.5	6.5%
Diluted shares	45.4	46.1		45.3	46.1
Diluted EPS	$0.51	$0.49	4.1%	$0.98	$0.90	8.9%
LIFO expense	0.09	0.11		0.35	0.34
Diluted EPS excluding LIFO expense (Non-GAAP)	$0.60	$0.60	—%	$1.33	$1.24	7.3%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains(1)	$0.09	$0.01		$0.36	$0.20
Candy inventory holding gains(2)	—	0.09		—	0.09
Headquarters relocation expenses(3)	—	(0.01)		—	(0.04)
Legacy bad debt expense(4)	—	—		—	(0.03)
Foreign exchange (losses)/gains(5)	(0.01)	0.01		(0.01)	—

(a) Amounts and percentages have been rounded for presentation purposes and may differ from unrounded results.
(b) The per share impacts of the above items were calculated using a tax rate of 27.4% and 26.5% for the three and nine months ended September 30, 2020, respectively, versus 28.7% and 27.7% for the same periods in 2019.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $5.6 million and $22.4 million for the three and nine months ended September 30, 2020, respectively, versus $0.3 million and $12.9 million for the three and nine months ended September 30, 2019, respectively.
(2) Candy inventory holding gains
Candy inventory holding gains were $5.8 million for each of the three and nine months ended September 30, 2019.
(3) Headquarters relocation expenses
In connection with the Company’s headquarters relocation, the Company recognized expenses of $0.4 million and $2.8 million for the three and nine months ended September 30, 2019, respectively.
(4) Legacy bad debt expense
For the nine months ended September 30, 2019, a bad debt reserve of $2.0 million was recorded to reserve for the balance of un-reserved receivables pertaining to specific customers with receivable balances exceeding twelve months past due and were no longer deemed collectable.
(5) Foreign exchange (losses)/gains
Foreign exchange (losses)/gains were ($0.5) million and ($0.7) million for the three and nine months ended September 30, 2020, respectively, versus $0.9 million and ($0.3) million for the three and nine months ended September 30, 2019, respectively.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EXPENSES AS A PERCENTAGE OF REMAINING GROSS PROFIT (NON-GAAP)
(In millions, except percentages)(1)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Gross profit	$235.0	$246.6	$666.5	$693.7
Cigarette inventory holding gains	(5.6)	(0.3)	(22.4)	(12.9)
Candy inventory holding gains	—	(5.8)	—	(5.8)
LIFO expense	5.4	7.3	21.5	21.7
Remaining gross profit (non-GAAP)	$234.8	$247.8	$665.6	$696.7

Warehousing and distribution expenses	$140.4	$148.6	$408.3	$426.0
Selling, general and administrative expenses	57.3	61.8	181.0	192.3
Amortization of intangible assets	2.5	2.3	7.2	7.7
Total operating expenses	$200.2	$212.7	$596.5	$626.0

Warehouse and distribution expense as a percentage of remaining gross profit (non-GAAP)	59.8%	60.0%	61.3%	61.1%
Selling, general and administrative expense as a percentage of remaining gross profit (non-GAAP)	24.4%	24.9%	27.2%	27.6%
Amortization of intangible assets as a percentage of remaining gross profit (non-GAAP)	1.1%	0.9%	1.1%	1.1%
Total operating expense as a percentage of remaining gross profit (non-GAAP)	85.3%	85.8%	89.6%	89.9%
______________________________________________
(1)    Amounts and percentages have been rounded for presentation purposes and may differ from unrounded results.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited and in millions)

	Nine Months Ended September 30,
	2020	2019
Net cash used in operating activities	$(7.7)	$(111.1)
Additions to property and equipment, net	(17.9)	(15.3)
Capitalization of software and related development costs	(2.7)	(3.3)
Free Cash Flow (non-GAAP)	$(28.3)	$(129.7)